EXHIBIT 23.2
Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
We have issued our reports dated March 14, 2007, accompanying the consolidated financial statements and schedule, and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Third Wave Technologies, Inc. on Form 10-K for the year ended December 31, 2006 which are incorporated by reference in this Registration Statement and prospectus. We consent to the incorporation by reference in this Registration Statement and related prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Madison, Wisconsin
January 3, 2008